UGI UTILITIES, INC.

___________________________________

SUPPLEMENTAL INDENTURE

Dated as of September 15, 2006

To

INDENTURE

Dated as of August 1, 1993

5.753% Series A Senior Notes Due 2016

6.206% Series A Senior Notes Due 2036

_____________________________________

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated September 15, 2006, by and between UGI Utilities, Inc., a Pennsylvania corporation (the “Issuer”), and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association, formerly First Union National Bank, and prior to that First Fidelity Bank, N.A. Pennsylvania, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are parties to an Indenture dated as of August 1, 1993 (the “Indenture”), which, pursuant to Section 2.3 of the Indenture, provides for the issuance of an unlimited amount of Securities in one or more series;

WHEREAS, the Issuer wishes to issue senior notes designated as 5.753% Series A Senior Notes due 2016 in the aggregate principal amount of $175,000,000 (the “New 2016 Notes”) and 6.206% Series A Senior Notes due 2036 in the aggregate principal amount of $100,000,000 (the “New 2036 Notes,” together with the New 2016 Notes, the “New Notes”);

WHEREAS, pursuant to Section 7.1 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any holder of Securities issued under the Indenture;

WHEREAS, the Issuer, by action duly taken, has authorized the execution of this Supplemental Indenture and the issuance of the New Notes;

WHEREAS, all actions necessary to make the New Notes (when executed by the Issuer and completed, authenticated, and delivered by the Trustee as required by the Indenture) the valid and binding obligations of the Issuer and to constitute these presents a valid and binding Supplemental Indenture according to its terms have been duly taken; and

WHEREAS, in accordance with Section 2.4 of the Indenture, there has been delivered to the Trustee on the date hereof an Issuer Order, Officers’ Certificate, Board Resolutions, and an Opinion of Counsel certifying that this Supplemental Indenture complies with applicable provisions of the Indenture.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1)	DEFINITIONS. Capitalized terms used but not defined in this Supplemental Indenture shall have the specified meanings set forth in the Indenture.

2)	AMENDMENT OF INDENTURE. Section 9.4 of the Indenture shall be amended by adding the following language after the word “cease”:

“; provided, however, that with respect to money deposited with or paid to the Trustee or any paying agent for the payment of the principal of or interest on the 5.753% Series A Senior Notes due 2016 and the 6.206% Series A Senior Notes due 2036, the three-year period referenced above shall not apply and a one-year period instead shall apply”

3)	ISSUE OF NEW NOTES. The New Notes shall be executed, authenticated and delivered in accordance with the provisions of and, except as provided under Clause 2 hereof, shall in all respects be subject to the terms, conditions, and covenants of the Indenture. The aggregate principal amount of the New Notes created hereby, which may be authenticated and delivered under this Supplemental Indenture, shall be limited to $275,000,000; however, an unlimited amount of additional Securities may be issued as provided in Section 2.3 of the Indenture.

4)	FORM OF NEW NOTES; INCORPORATION OF TERMS. The New 2016 Notes and the Trustee’s certificate of authentication thereto shall be substantially in the form provided in Exhibit A to this Supplemental Indenture, the terms of which are hereby incorporated in and made a part of this Supplemental Indenture. The New 2036 Notes and the Trustee’s certificate of authentication thereto shall be substantially in the form provided in Exhibit B to this Supplemental Indenture, the terms of which are hereby incorporated in and made a part of this Supplemental Indenture.

5)	RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities (whether heretofore or hereafter authenticated and delivered) shall be bound hereby.

6)	GOVERNING LAW. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

7)	CONFLICT WITH TIA. If any provision hereof limits, qualifies or conflicts with another provision hereof that is required to be included in this Supplemental Indenture by any provision of the Trust Indenture Act of 1939, as amended, such required provision shall control.

8)	TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9)	COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10)	EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not effect the construction thereof.

11)	SUCCESSORS AND ASSIGNS. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

12)	SEPARABILITY CLAUSE. In case any provision in this Supplemental Indenture or in the New Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

UGI UTILITIES, INC.

By:
Name: Margaret M. Calabrese
Title: Secretary

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:	—
Name: Constantine Hromych
Title: Authorized Agent